Exhibit 3.1

CERTIFICATE OF DESIGNATIONS, PREFERENCES

AND RIGHTS OF SERIES A CONVERTIBLE PREFERRED STOCK

OF

CREATIVE REALITIES, INC.

Creative Realities, Inc. (the “Company”), a corporation organized and existing under the Business Corporation Act of the State of Minnesota, does hereby certify that, pursuant to authority conferred upon the Board of Directors of the Company by the Articles of Incorporation of the Company, as amended, the Board of Directors of the Company duly adopted resolutions (i) authorizing a series of the Company’s previously authorized Preferred Stock, par value $0.01 per share (“Preferred Stock”), and (ii) providing for the designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, of 30,000 shares of “Series A Convertible Preferred Stock” of the Company, as follows:

RESOLVED, that the Company is authorized to issue 30,000 shares of Series A Convertible Preferred Stock (the “Preferred Shares”), with a stated value of $1,000 per share, which shall have the following powers, designations, preferences and other special rights:

(1)    Dividends.

(a)    The Preferred Shares shall bear dividends at a rate of five and one-quarter percent (5.25%) per annum, which shall accrue daily and compound on a quarterly basis from the Issuance Date (as defined below), on the Stated Value (as defined below) (the “Accruing Dividend”). Such dividends shall accrue whether or not they have been declared and whether or not there are profits, surplus or other funds of the Company legally available for the payment of dividends. Such dividends shall not be paid or payable in cash, except, at the Company’s option, and subject to applicable law, such dividends may be payable quarterly in cash beginning on the five (5) year anniversary of the Issuance Date, with the period between the Issuance Date and such five (5) year anniversary being defined as the “Guaranteed Term”. The Accruing Dividend shall cease to accrue upon the end of the Guaranteed Term.

(b)    To the extent that, during the Guaranteed Term, (i) the Company undergoes any liquidation, dissolution, winding up, or Fundamental Transaction, or (ii) the Company elects to effect a Mandatory Conversion of the Preferred Shares, (each, a “Make Whole Event”), then, immediately prior to the effective time of such Make Whole Event and without further action by any party, the amount of Accruing Dividend accrued on the Preferred Shares shall automatically be increased by an amount equal to any additional Accruing Dividend that would have otherwise accrued on the Preferred Shares between the date of the Make Whole Event and the end of the Guaranteed Term (the “Make Whole Payment”), and the Accruing Dividend shall thereafter cease to accrue.

(c)    In addition, subject to the rights of the holders, if any, of the shares of other classes or series of Preferred Stock of the Company that are of equal rank with the Preferred Shares as to payments of Preferred Funds (as defined below) (the “Pari Passu Shares”), if the Company shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of the Company’s common stock, par value $0.01 per share (“Common Stock”), by way of return of capital or otherwise (including any dividend or other distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement or other similar transaction) (a “Distribution”), at any time after the Issuance Date, then, in each such case, each holder of Preferred Shares shall be entitled to receive such Distribution, and the Company shall make such Distribution to such holder, exactly as if such holder had converted such holder’s Preferred Shares in full (and, as a result, had held all of the Conversion Shares (as defined below) that such holder would have received upon such conversion, without regard to any limitations or restrictions on conversion) immediately prior to the record date for such Distribution, or if there is no record date therefor, immediately prior to the effective date of such Distribution (but without the holder’s actually having to so convert such holder’s Preferred Shares). For the avoidance of doubt, payments under the preceding sentence shall be made concurrently with the Distribution to the holders of Common Stock.

(2)    Holder’s Conversion of Preferred Shares. The Preferred Shares shall be convertible into shares of Common Stock on the following terms and conditions:

(a)    Conversion Rights.

(i)     Optional Conversion. At any time or times on or after the Issuance Date, any holder of Preferred Shares shall be entitled to convert any whole number of Preferred Shares into fully paid and nonassessable shares (the “Conversion Shares”) (rounded to the nearest whole share in accordance with Section (2)(d)(vi)) of Common Stock at the Conversion Rate (as defined below).

(ii)     Mandatory Conversion. On or after the three (3) year anniversary of the Issuance Date, if on any date (x) the Company’s EBITDA for the four consecutive calendar quarters immediately preceding such date equals or exceeds $30.0 million, (y) the Net Debt Leverage Ratio of the Company as of such date is less than 1.5X, and (z) the closing price of the Common Stock on the Principal Market equals or exceeds three hundred percent (300%) of the then-applicable Conversion Price, as adjusted pursuant to Section 2(c) hereunder, for forty-five (45) Trading Days during any sixty (60) consecutive Trading Day Period, then the Company shall have the right, upon ten (10) Trading Days’ written notice, to cause the conversion of all of the outstanding Preferred Shares into Conversion Shares (rounded to the nearest whole share in accordance with Section (2)(d)(vi)) at the Conversion Rate (such conversion being a “Mandatory Conversion” and the date of such conversion being the “Mandatory Conversion Date”).

(iii)     Limitations on Conversion. Notwithstanding anything to the contrary in this Section 2(a), in no event shall any holder of Preferred Shares be entitled or required to convert Preferred Shares into a number of Conversion Shares in excess of that number of Conversion Shares that, upon giving effect to such conversion, would either (i) cause the aggregate number of shares of Common Stock beneficially owned by such holder and its Affiliates and any other persons or entities whose beneficial ownership of Common Stock would be aggregated with such holder’s for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), including shares held by any “group” of which the holder is a member (any such persons and entities being referred to herein as “Attribution Parties”), to exceed the Beneficial Ownership Limitation (as defined below), or (ii) cause the aggregate number of shares of Common Stock issued as Conversion Shares upon conversion of all Preferred Shares to exceed 2,102,734 shares (as adjusted to reflect any share splits, reverse share splits or similar recapitalizations that occur after the Issuance Date) (the “Exchange Cap”). Subject to the Beneficial Ownership Limitation, a holder of Preferred Shares shall not be issued in the aggregate, upon the conversion of Preferred Shares into Conversion Shares, a number of Conversion Shares greater than the product of the Exchange Cap multiplied by a fraction, the numerator of which is the total amount of shares of Common Stock issuable to such holder upon the conversion of its Preferred Shares and the denominator of which is the total amount of shares of Common Stock issuable to all purchasers of Preferred Shares pursuant to the Securities Purchase Agreement (as defined below) (or their respective assignees) upon the conversion of all Preferred Shares issued pursuant to the Securities Purchase Agreement (with respect to each holder, the “Exchange Cap Allocation”). In the event that any holder of Preferred Shares shall sell or otherwise transfer any of its Preferred Shares, the transferee shall be allocated such holder’s Exchange Cap Allocation, and the restrictions of the prior sentence shall apply to such transferee with respect to the Exchange Cap Allocation allocated to such transferee. For purposes of the foregoing sentences, the number of shares of Common Stock beneficially owned by a holder and its Affiliates and Attribution Parties shall include the number of Conversion Shares issuable upon conversion of the Preferred Shares with respect to which such determination is being made, but shall exclude the number of shares of Common Stock that would be issuable upon (i) conversion of the remaining, nonconverted Preferred Shares beneficially owned by the holder and its Affiliates and any Attribution Parties and (ii) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the holder or any of its Affiliates or Attribution Parties. Except as set forth in the preceding sentence, for purposes of this Section (2)(a), beneficial ownership shall be calculated in accordance with Section 13(d) of the 1934 Act and the rules and regulations promulgated thereunder, it being acknowledged by the holder that the Company is not representing to the holder that such calculation is in compliance with Section 13(d) of the 1934 Act and the holder is solely responsible for any schedules required to be filed in accordance therewith. To the extent that the limitation contained in this Section (2)(a) applies, the determination of whether Preferred Shares are convertible (in relation to other securities owned by the holder of such Preferred Shares together with any Affiliates and Attribution Parties) and of which portion of such Preferred Shares are convertible shall be in the sole discretion of such holder, and the submission of a Conversion Notice (as defined below) shall be deemed to be the holder’s determination of whether its Preferred Shares are exercisable (in relation to other securities owned by such holder together with any Affiliates and Attribution Parties) and of which portion of such Preferred Shares are exercisable, in each case subject to the Beneficial Ownership Limitation and the Exchange Cap, and the Company shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the 1934 Act and the rules and regulations promulgated thereunder. For purposes of this Section (2)(a), in determining the number of outstanding shares of Common Stock, a holder of Preferred Shares may rely on the number of outstanding shares of Common Stock as reflected in (A) the Company’s most recent periodic or annual report filed with the SEC, as the case may be, (B) a more recent public announcement by the Company or (C) a more recent written notice by the Company or its transfer agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request of a holder of Preferred Shares, the Company shall within one (1) Trading Day confirm orally and in writing to the holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including Preferred Shares, by such holder or its Affiliates or Attribution Parties since the date as of which such number of outstanding shares of Common Stock was reported. The “Beneficial Ownership Limitation” shall be 19.99% of the number of shares of Common Stock outstanding immediately after giving effect to the issuance of Conversion Shares issuable upon conversion of a holder’s Preferred Shares. A holder of Preferred Shares, upon written notice to the Company, may decrease (and thereafter increase) the Beneficial Ownership Limitation provisions of this Section (2)(a), provided that the Beneficial Ownership Limitation in no event exceeds 19.99% (or, if Shareholder Approval (as such term is defined in the Securities Purchase Agreement) (“Shareholder Approval”) is obtained, 49.99%) of the number of shares of Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon conversion of Preferred Shares held by such holder and the provisions of this Section (2)(a) shall continue to apply. Any increase in the Beneficial Ownership Limitation will not be effective until the 61st day after such written notice is delivered to the Company. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section (2)(a) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation. Notwithstanding the foregoing, following receipt by the Company of the Shareholder Approval (as such term is defined in the Securities Purchase Agreement), a holder of Preferred Shares may, by written notice to the Company, elect for the Exchange Cap to no longer apply to the conversion of such holder’s Preferred Shares or for any other purposes relating to this Certificate of Designations, which will not be effective until the 61st day after such written notice is delivered to the Company.

(b)    Conversion Rate. The number of Conversion Shares issuable upon conversion of each of the Preferred Shares pursuant to Section (2)(a) shall be determined according to the following formula (the “Conversion Rate”):

Liquidation Preference

Conversion Price

For purposes of this Certificate of Designations, the following terms shall have the following meanings:

(i)     “Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 144 (“Rule 144”) under the Securities Act of 1933, as amended (the “1933 Act”). Any investment fund or managed account that is managed on a discretionary basis by the same investment manager as a holder will be deemed to be an Affiliate of the holder.

(ii)     “Conversion Notice” means the form of Conversion Notice attached hereto as Exhibit I.

(iii)     “Conversion Price” means, on a per share basis, as of any Conversion Date (as defined below) or other date of determination, an amount equal to $3.00, subject to adjustment as provided herein.

(iv)     “Conversion Shares” means shares of Common Stock issuable upon conversion of Preferred Shares.

(v)     “Convertible Security” means any stock or securities (other than Options) directly or indirectly convertible into or exchangeable or exercisable for shares of any class of Common Stock.

(vi)     “Debt Facilities” means (a) those credit facilities set forth in that certain Amended and Restated Credit Agreement dated effective on or about November 5, 2025 by and among Allure Global Solutions, Inc., a Georgia corporation, the Company, and Reflect Systems, Inc., a Delaware corporation, upon consummation of the Cineplex Share Purchase (as defined therein), Cineplex Digital Media US Inc., a Delaware corporation, jointly and severally and, upon consummation of the Cineplex Share Purchase, the Canadian Borrower (as defined therein), the other Loan Parties signatory thereto, as Loan Parties, the financial institutions or other entities from time to time parties thereto, each as a Lender, and First Merchants Bank, an Indiana bank, as Agent, L/C Issuer and Swing Line Lender, and (b) that certain Promissory Note dated March 14, 2025 issued by the Company and Reflect Systems, Inc., a Delaware corporation, as Borrowers, in the principal amount of $4.0 million and made payable to RSI Exit Corporation, a Texas corporation, in its capacity as the representative of the Eligible Stockholders (as defined therein), as the same may be amended, restated, modified or supplemented and in effect from time to time.

(vii)     “EBITDA” means, with respect to the Company and its Subsidiaries on a consolidated basis for any period, net income for such period, adjusted as follows: (a) subtract income or add back loss from discontinued operations, to the extent already included in net income, (b) subtract extraordinary, non-recurring, or unusual gains; and (c) add back, without duplication and to the extent deducted in determining net income for such period, the sum of: (i) interest expense, (ii) income tax expense, (iii) depreciation and amortization expense, (iv) non-cash stock-based compensation charges, and (v) non-recurring extraordinary charges or expenses as determined by the Lead Investor in its good faith and reasonable discretion after consultation with the Company. EBITDA shall also include the Company’s pro rata share of EBITDA of each unconsolidated joint venture and Subsidiary in which such the Company or its Subsidiaries hold an interest.

(viii)     “Fundamental Transaction” means any event or series of events in which (i) the Company, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Company with or into another Person (other than for the purpose of changing the Company’s name and/or the jurisdiction of incorporation of the Company to a different state, or a holding company for the Company or a similar transaction pursuant to which the surviving company remains a public company), (ii) the Company (and its subsidiaries, taken as a whole), directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding shares of voting stock of the Company in the aggregate (including Common Stock and any voting preferred stock), (iv) the Company, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property, or (v) the Company, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than 50% of the outstanding shares of voting stock of the Company in the aggregate (including Common Stock and any voting preferred stock) (not including any shares of Common Stock or preferred stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination).

(ix)     “Issuance Date” means, with respect to each Preferred Share, the date of issuance of such Preferred Share.

(x)      “Lead Investor” means North Run Strategic Opportunities Fund I, LP.

(xi)     “Liquidation Preference” means, with respect to each Preferred Share, the Stated Value plus an amount per share equal to any dividends (if any) accrued and unpaid through the date of determination of the amount of the Liquidation Preference, including, if applicable, any Make Whole Payment.

(xii)     “Net Debt Leverage Ratio” means, as of a specific date, the ratio of (x) the aggregate indebtedness of the Company and its Subsidiaries (including all obligations for borrowed money, obligations evidenced by notes, bonds, debentures or similar instruments, capital leases (to the extent required to be reflected as indebtedness under GAAP) and drawn letters of credit (to the extent unreimbursed)) less the aggregate cash and cash equivalents held by the Company and its Subsidiaries as of such date to (y) the Company’s EBITDA for the four consecutive calendar quarters immediately preceding such date.

(xiii)     “Options” means any rights, warrants or options to subscribe for or purchase shares of any class of Common Stock or Convertible Securities.

(xiv)     “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization or a government or any department or agency thereof or any other legal entity.

(xv)     “Principal Market” means, with respect to the Common Stock, the Nasdaq Capital Market; provided that, (A) if the Common Stock is listed on any of the NYSE American, The New York Stock Exchange, the Nasdaq Global Market, or the Nasdaq Global Select Market (or a successor to any of the foregoing) (each, a “National Exchange”), then Principal Market with respect to the Common Stock shall mean such National Exchange, and (B) if the Common Stock ceases to be listed or quoted on any National Exchange, then Principal Market with respect to the Common Stock shall mean the principal securities exchange or trading market for the Common Stock; and with respect to any other security, Principal Market shall mean the principal securities exchange or trading market for such security.

(xvi)     “Registration Rights Agreement” means that certain Registration Rights Agreement between the Company and the purchasers of Preferred Shares, as the same may be amended, restated, modified or supplemented and in effect from time to time.

(xvii)     “Securities” means, collectively, the Preferred Shares and the Conversion Shares.

(xviii)     “Securities Purchase Agreement” means that certain Securities Purchase Agreement between the Company and the purchasers of Preferred Shares, as the same may be amended, restated, modified or supplemented and in effect from time to time.

(xix)     “Stated Value” means One Thousand Dollars ($1,000).

(xx)     “Subsidiary” means any entity in which the Company, directly or indirectly, owns a majority or more of the outstanding capital stock, equity or similar interests or voting power of such entity, whether directly or through any other Subsidiary.

(xxi)     “Trading Day” means any day on which the Principal Market is open for trading.

(xxii)     “VWAP” means, for any security as of any date, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a National Exchange, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date if such date is not a Trading Day) on the National Exchange on which the Common Stock is then listed or quoted as reported by Bloomberg (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if OTCQB or OTCQX is not a National Exchange, the volume weighted average price of the Common Stock for such date (or the nearest preceding date if such date is not a Trading Day) on OTCQB or OTCQX as applicable, (c) if the Common Stock is not then listed or quoted for trading on OTCQB or OTCQX and if prices for the Common Stock are then reported on The Pink Open Market (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported, or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the holders of a majority in interest of the Securities then outstanding and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company.

(c)    Adjustment to Conversion Price. In order to prevent dilution of the rights granted under this Certificate of Designations, the Conversion Price will be subject to adjustment from time to time as provided in this Section (2)(c).

(i)     Stock Dividends and Stock Splits. If the Company, at any time after the Issuance Date: (i) pays a stock dividend or otherwise makes a distribution or distributions on shares of its Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock (which, for avoidance of doubt, shall not include any Conversion Shares issued by the Company upon conversion of Preferred Shares), (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (iv) issues by reclassification of shares of the Common Stock any shares of capital stock of the Company, then in each case the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event, and the number of shares issuable upon the conversion of the Preferred Shares shall be proportionately adjusted such that the aggregate Conversion Price of the Preferred Shares shall remain unchanged. Any adjustment made pursuant to this Section (2)(c)(i) shall become effective immediately after the record date for the determination of shareholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date of the applicable event in the case of a subdivision, combination or re‑classification.

(ii)     Subsequent Rights Offerings. In addition to any adjustments pursuant to Section (2)(c)(i) above, if at any time the Company grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Common Stock (the “Purchase Rights”), then the holders of Preferred Shares will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which each such holder could have acquired if such holder had held the number of shares of Common Stock acquirable upon complete conversion of such holder’s Preferred Shares (without regard to any limitations on exercise thereof, including without limitation, the Beneficial Ownership Limitation or the Exchange Cap) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, that to the extent that the holder’s right to participate in any such Purchase Right would result in the holder exceeding the Beneficial Ownership Limitation or the Exchange Cap, then the holder shall not be entitled to participate in such Purchase Right to such extent (or beneficial ownership of such shares of Common Stock as a result of such Purchase Right to such extent) and such Purchase Right to such extent shall be held in abeyance for such holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation or the Exchange Cap).

(iii)     Certain Events. If any event occurs of the type contemplated by the provisions of Sections (2)(c)(i) and (2)(c)(ii) but not expressly provided for by such provisions, then the Company’s Board of Directors will make an appropriate adjustment to the Conversion Price so as to protect the rights of the holders of the Preferred Shares; provided, however, that no such adjustment will increase the aggregate Conversion Price of the Preferred Shares.

(iv)     Notices.

(A)     Whenever the Conversion Price is adjusted pursuant to any provision of this Section (2)(c), the Company shall promptly deliver to each holder of Preferred Stock by email a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

(B)     If (A) the Company shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (B) the Company shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (C) the Company shall authorize the granting to all holders of the Common Stock of rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any shareholders of the Company shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property or (E) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, then, in each case, the Company shall cause to be filed at each office or agency (if any) maintained for the purpose of conversion of the Preferred Shares, and shall cause to be delivered by email to each Holder at its last email address as it shall appear upon the stock books of the Company, at least ten (10) Trading Days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange, provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice. The Holder shall remain entitled to convert the Conversion Amount of the Preferred Shares (or any part hereof) during the 10-Trading Day period commencing on the date of such notice through the effective date of the event triggering such notice except as may otherwise be expressly set forth herein.

(d)    Mechanics of Conversion.

(i)     Delivery of Conversion Shares Upon Conversion. The date on which a conversion shall be deemed effective (the “Conversion Date”) shall be the earlier of (x) the Mandatory Conversion Date and (y) the Trading Day that the Conversion Notice, completed and executed, is sent via email to, and received during regular business hours prior to 5:00 pm Eastern Time by, the Company, provided, that the original certificate(s) (if any) representing the Preferred Shares being converted, duly endorsed, and the accompanying Notice of Conversion, are received by the Company by the Share Delivery Date (as defined below). Not later than the earlier of (i) one (1) Trading Day and (ii) the number of Trading Days comprising the Standard Settlement Period (as defined below) after each Conversion Date (the “Share Delivery Date”), the Company shall deliver, or cause to be delivered, to the converting holder (A) the number of Conversion Shares being acquired upon the conversion of the Preferred Shares, which Conversion Shares shall be free of restrictive legends and trading restrictions except for any legends and restrictions that may be required by applicable law, and (B) a bank check in the amount of declared and unpaid dividends that may be payable in cash, if any. The Company shall deliver the Conversion Shares electronically through The Depository Trust Company through its Deposit or Withdrawal at Custodian system (“DWAC”) if the Company is then a participant in such system and either (A) there is an effective registration statement permitting the issuance of the Conversion Shares to or resale of the Conversion Shares by the Holder or (B) the Conversion Shares are eligible for resale by the holder without volume or manner-of-sale limitations pursuant to Rule 144, and otherwise by either delivery of a book-entry statement or physical delivery of a certificate, registered in the Company’s share register in the name of the holder or its designee. As used herein, “Standard Settlement Period” means the standard settlement period, expressed in a number of Trading Days, on the Company’s primary Trading Market with respect to the Common Stock as in effect on the Conversion Date.

(ii)     Failure to Deliver Conversion Shares. If, in the case of any Conversion Notice, such Conversion Shares are not delivered to or as directed by the applicable holder by the Share Delivery Date, the holder shall be entitled to elect by written notice to the Company at any time on or before its receipt of such Conversion Shares, to rescind such Conversion, in which event the Company shall promptly return to the holder any original certificate for Preferred Shares delivered to the Company and the holder shall promptly return to the Company the Conversion Shares issued to such holder pursuant to the rescinded Conversion Notice.

(iii)     Obligation Absolute. The Company’s obligation to issue and deliver the Conversion Shares upon conversion of Preferred Shares in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by a holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by such holder or any other Person of any obligation to the Company or any violation or alleged violation of law by such holder or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Company to such holder in connection with the issuance of such Conversion Shares; provided, however, that such delivery shall not operate as a waiver by the Company of any such action that the Company may have against such holder. In the event a holder shall elect to convert any or all of the Stated Value of its Preferred Shares, the Company may not refuse conversion based on any claim that such holder or anyone associated or affiliated with such holder has been engaged in any violation of law, agreement or for any other reason, unless an injunction from a court, on notice to holder, restraining and/or enjoining conversion of all or part of the Preferred Shares of such holder shall have been sought and obtained, and the Company posts a surety bond for the benefit of such holder in the amount of 150% of the Stated Value of Preferred Shares which are subject to the injunction, which bond shall remain in effect until the completion of arbitration/litigation of the underlying dispute and the proceeds of which shall be payable to such holder to the extent it obtains judgment. In the absence of such injunction, the Company shall issue Conversion Shares and, if applicable, cash, upon a properly noticed conversion. If the Company fails to deliver to a holder such Conversion Shares pursuant to Section (2)(d)(i) on the Share Delivery Date applicable to such conversion, the Company shall pay to such Holder, in cash, as liquidated damages and not as a penalty, for each $1,000 of Stated Value of the Preferred Shares being converted, $10 per Trading Day (increasing to $20 per Trading Day on the third Trading Day after the Share Delivery Date) for each Trading Day after the Share Delivery Date until such Conversion Shares are delivered or holder rescinds such conversion. Nothing herein shall limit a holder’s right to pursue actual damages for the Company’s failure to deliver Conversion Shares within the period specified herein and such holder shall have the right to pursue all remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief. The exercise of any such rights shall not prohibit a holder from seeking to enforce damages pursuant to any other Section hereof or under applicable law.

(iv)     Compensation for Buy-In on Failure to Timely Deliver Conversion Shares Upon Conversion. In addition to any other rights available to a holder, if the Company fails for any reason to deliver to a holder the applicable Conversion Shares by the Share Delivery Date pursuant to Section (2)(d)(i), and if after such Share Delivery Date such holder is required by its brokerage firm to purchase (in an open market transaction or otherwise), or the holder’s brokerage firm otherwise purchases, shares of Common Stock to deliver in satisfaction of a sale by such holder of the Conversion Shares which such Holder was entitled to receive upon the conversion relating to such Share Delivery Date (a “Buy-In”), then the Section (2)(d)(i) shall (A) pay in cash to such holder (in addition to any other remedies available to or elected by such holder) the amount, if any, by which (x) such holder’s total purchase price (including any brokerage commissions) for the Common Stock so purchased exceeds (y) the product of (1) the aggregate number of shares of Common Stock that such holder was entitled to receive from the conversion at issue multiplied by (2) the actual sale price at which the sell order giving rise to such purchase obligation was executed (including any brokerage commissions) and (B) at the option of such holder, either reissue (if surrendered) the Preferred Shares equal to the number of Preferred Shares submitted for conversion (in which case, such conversion shall be deemed rescinded) or deliver to such holder the number of shares of Common Stock that would have been issued if the Company had timely complied with its delivery requirements under Section (2)(d)(i). For example, if a holder purchases shares of Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of Preferred Shares with respect to which the actual sale price of the Conversion Shares (including any brokerage commissions) giving rise to such purchase obligation was a total of $10,000 under clause (A) of the immediately preceding sentence, the Company shall be required to pay such holder $1,000. The holder shall provide the Company written notice indicating the amounts payable to such holder in respect of the Buy-In and, upon request of the Company, evidence of the amount of such loss. Nothing herein shall limit a holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver Conversion Shares upon conversion of the Preferred Shares as required pursuant to the terms hereof.

(v)     Reservation of Shares Issuable Upon Conversion. The Company covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of the Preferred Shares as herein provided, free from preemptive rights or any other actual contingent purchase rights of Persons other than the holders of Preferred Shares, not less than such aggregate number of shares of the Common Stock as shall (subject to the terms and conditions set forth in the Securities Purchase Agreement) be issuable (taking into account the adjustments and restrictions as provided for herein) upon the conversion of the then outstanding Preferred Shares. The Company covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable.

(vi)     Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the conversion of the Preferred Shares. As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such conversion, the Company shall at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Conversion Price or round up the number of Conversion Shares to the next whole share.

(vii)     Transfer Taxes and Expenses. The issuance of Conversion Shares on conversion of the Preferred Shares shall be made without charge to any holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such Conversion Shares, provided that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such Conversion Shares upon conversion in a name other than that of the holders of such Preferred Shares and the Company shall not be required to issue or deliver such Conversion Shares unless or until the Person or Persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid. The Company shall pay all transfer agent fees required for same-day processing of any Conversion Notice and all fees to the Depository Trust Company (or another established clearing corporation performing similar functions) required for same-day electronic delivery of the Conversion Shares.

(3)    Reissuance of Certificates. In the event of a conversion pursuant to this Certificate of Designations of less than all of the Preferred Shares represented by a particular Preferred Stock Certificate, the Company shall promptly cause to be issued and delivered to the holder of such Preferred Shares a stock certificate representing the remaining Preferred Shares which have not been so converted.

(4)    Voting Rights. The holders of Preferred Shares shall be entitled to notice of all shareholder meetings at which holders of Common Stock shall be entitled to vote. Each holder of Preferred Shares shall be entitled to vote such Preferred Shares on an as-converted basis (based upon the aggregate number of Conversion Shares into which such holder’s Preferred Shares are then convertible, giving effect to any limitations on conversion set forth in Section 2(a) above) with respect to all matters on which holders of Common Stock are entitled to vote, voting together with the Common Stock as a single class, and shall otherwise be entitled to such voting rights as required by applicable law.

(5)    Redemption.

(a)    Mandatory Redemption upon Fundamental Transaction

(i)     In addition to all other rights of the holders of Preferred Shares contained herein, simultaneous with or after the occurrence of a Fundamental Transaction, the Company shall be obligated to redeem all outstanding Preferred Shares at a price per Preferred Share equal to the greater of (i) the applicable Liquidation Preference, and (ii) the product of (A) the Conversion Rate at such time, multiplied by (B) either (x) in the event of a Fundamental Transaction in which all of the outstanding shares are exchanged for, or converted into the right to receive, consideration consisting solely of cash, then the consideration per share of Common Stock payable in such Fundamental Transaction, or (y) otherwise, the VWAP on the date immediately preceding the closing of the Fundamental Transaction (the “Fundamental Transaction Redemption Price”).

(ii)      No later than 20 days prior to the consummation of a Fundamental Transaction, but not prior to the public announcement of such Fundamental Transaction, the Company shall deliver written notice thereof via electronic mail and overnight courier (a “Notice of Fundamental Transaction”) to each holder of Preferred Shares, including notice of the amount of the applicable Fundamental Transaction Redemption Price, as calculated pursuant to Section (5)(a). Prior to the consummation of such Fundamental Transaction, the Company shall make arrangements (which may include obtaining a written agreement from the acquiring entity, as applicable, that payment of the Fundamental Transaction Redemption Price shall be made, subject to Section 5(a)(iv), to the holder upon the consummation of the Fundamental Transaction) satisfactory to the holder, as determined by the holder in its sole discretion, that the Fundamental Transaction Redemption Price will be paid, in full, to the holder prior to or concurrently with the consummation of such Fundamental Transaction. The Company hereby acknowledges and agrees that each such holder shall have the right to apply for an injunction in any state or federal courts sitting in the State of Delaware to prevent the closing of the Fundamental Transaction unless and until such arrangements satisfactory to the holder have been made.

(iii)     Subject to Section 5(a)(iv), the Company shall deliver the applicable Fundamental Transaction Redemption Price prior to or concurrently with the consummation of the Fundamental Transaction; provided that if the Company is unable to redeem all of the Preferred Shares to be redeemed, the Company shall redeem an amount from each holder of Preferred Shares being redeemed equal to such holder’s pro-rata amount (based on the number of Preferred Shares held by such holder relative to the number of Preferred Shares outstanding) of all Preferred Shares being redeemed. If the Company shall fail to redeem all of the Preferred Shares, in addition to any remedy such holder of Preferred Shares may have under this Certificate of Designation, the Securities Purchase Agreement and the Registration Rights Agreement, the applicable Fundamental Transaction Redemption Price payable in respect of such unredeemed Preferred Shares shall bear interest at the rate of 1.5% per month (prorated for partial months) until paid in full.

(iv)     If any portion of the consideration payable to holders of Common Stock in connection with a Fundamental Transaction is payable only upon satisfaction of contingencies (the “Additional Consideration”), the definitive agreement for the Fundamental Transaction shall provide that (a) the portion of such consideration that is not Additional Consideration (such portion, the ‘‘Initial Consideration”) shall be paid to the holders of Preferred Shares in accordance with Section 5(a)(i) as if the Initial Consideration were the only consideration payable in connection with such Fundamental Transaction; and (b) the holders of the Preferred Shares shall receive, if and when any Additional Consideration becomes payable to holders of the Common Stock, the amount of Additional Consideration that such holders would have been entitled to had all of their Preferred Shares been converted into shares of Common Stock immediately prior to the consummation of the Fundamental Transaction at the then-applicable Conversion Rate.

(b)    Redemption Price Payable Out of Cash Legally Available therefor; Priority of Payment. Notwithstanding anything herein to the contrary, any redemption of Preferred Shares pursuant to the terms of this Certificate of Designations (any such redemption, a “Redemption”) shall be payable out of any cash legally available therefor. At the time of any Redemption, the Company shall take all actions required or permitted under Minnesota law to permit the Redemption and to make funds legally available for such Redemption. To the extent that the Company has insufficient funds to redeem all of the Preferred Shares subject to such Redemption upon the date of such Redemption, the Company shall, to the extent it is legally permissible to do so, (i) use available funds to redeem a pro rata portion of each holder’s Preferred Shares subject to such Redemption; and (ii) use its reasonable best efforts to undertake an equity and/or debt offering for the purpose of using the proceeds from such offering to fund the Redemption. Any payments provided for in this Certificate of Designations in connection with a Redemption shall have priority to payments to holders of Common Stock or any other class of capital stock of the Company that ranks junior to the Preferred Stock in connection with a Fundamental Transaction, and the Company shall not (and shall cause the acquiring entity in a Fundamental Transaction to not) make any payment to any holder of Common Stock or any other class of capital stock of the Company that ranks junior to the Preferred Stock unless and until the Company (or such acquiring entity, as applicable) has satisfied all of the Company’s obligations hereunder with respect to any Redemption required to be made pursuant to this Certificate of Designations.

(6)    Liquidation, Dissolution, Winding-Up. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of the Preferred Shares shall be entitled to receive in cash out of the assets of the Company, whether from capital or from earnings available for distribution to its shareholders, before any amount shall be paid to the holders of any of the capital stock of the Company of any class junior in rank to the Preferred Shares in respect of the preferences as to the distributions and payments on the liquidation, dissolution and winding up of the Company, an amount per Preferred Share equal to the greater of (i) the Liquidation Preference, or (b) such amount per share as would have been payable had all Preferred Shares been converted into Common Stock immediately prior to such liquidation, dissolution or winding up (collectively, the “Preferred Funds”); provided that, if the Preferred Funds are insufficient to pay the full amount due to the holders of Preferred Shares and holders of Pari Passu Shares, then each holder of Preferred Shares and Pari Passu Shares shall receive a percentage of the Preferred Funds equal to the full amount of Preferred Funds payable to such holder as a liquidation preference, in accordance with their respective Certificate of Designations, Preferences and Rights, as a percentage of the full amount of Preferred Funds payable to all holders of Preferred Shares and Pari Passu Shares.

(7)    Preferred Rank; Participation. All Preferred Shares rank senior to the Common Stock with respect to the preferences provided for herein as to distributions and payments upon the liquidation, dissolution and winding up of the Company. The rights of the shares of Common Stock shall be subject to the preferences and relative rights of the Preferred Shares as provided for herein. So long as any of the Preferred Shares remain outstanding, without the prior express written consent of the Lead Investor, the Company shall not authorize or issue additional or other capital stock that is of rank senior to or pari passu with the Preferred Shares in respect of the preferences as to dividends or distributions or payments upon the liquidation, dissolution or winding up of the Company.

(8)    Protective Provisions. So long as the Lead Investor and its Affiliates collectively beneficially own at least twenty percent (20%) of the Conversion Shares underlying the Preferred Shares issued pursuant to the Securities Purchase Agreement (assuming the full conversion of such Preferred Shares, irrespective of any ownership limitations contained therein), the Company shall not, either directly or indirectly by amendment, merger, consolidation, recapitalization, reclassification, or otherwise, do any of the following without (in addition to any other vote required by law or the Company’s Articles of Incorporation) the written consent of the Lead Investor, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect:

(a)    Create, or authorize the creation of, or issue or obligate itself to issue shares of, or reclassify, any capital stock unless the same ranks junior to the Preferred Shares with respect to its rights, preferences and privileges, or increase the authorized number of shares of Preferred Shares or any additional class or series of capital stock of the Company unless the same ranks junior to the Preferred Shares with respect to its rights, preferences and privileges;

(b)    Create, or authorize the creation of, or issue, or authorize the issuance of any debt security or create any lien or security interest (except for the Debt Facilities and purchase money liens or statutory liens of landlords, mechanics, materialmen, workmen, warehousemen and other similar persons arising or incurred in the ordinary course of business) or incur other indebtedness for borrowed money, including but not limited to obligations and contingent obligations under guarantees, or permit any Subsidiary to take any such action with respect to any debt security lien, security interest or other indebtedness for borrowed money, if the ratio of (x) the aggregate indebtedness of the Company and its Subsidiaries for borrowed money following such action, inclusive of the Debt Facilities to (y) of the Company’s EBITDA for the twelve consecutive calendar months immediately preceding such calculation exceeds 2.50:1.00;

(c)    Purchase or redeem (or permit any Subsidiary to purchase or redeem) or pay or declare any dividend or make any distribution on, any shares of capital stock of the Company other than redemptions of or dividends or distributions on the Preferred Shares as expressly authorized herein;

(d)    Except for the CDM Acquisition (as defined in the Securities Purchase Agreement), directly or indirectly acquire any beneficial ownership (including stock, partnership or limited liability company interests) of or in any a limited liability company, partnership, joint venture, corporation, trust, unincorporated organization or other Person, or any loan, advance or capital contribution to any Person or individual or the acquisition of all, or substantially all, of the assets of another Person or individual, or permit any of its subsidiaries so to do, if the aggregate purchase price payable by the Company and its Subsidiaries for such investments, including the maximum potential amount of any contingent consideration, would exceed $5,000,000;

(e)    Enter into, renew, extend or be a party to, any transaction or series of related transactions (including, without limitation, the purchase, sale, lease, transfer or exchange of property or assets of any kind or the rendering of services of any kind) with any officer, director, or employee of the Company, or any Affiliate of such individuals (other than the Company or any of its wholly-owned Subsidiaries), in each case that would be required to be disclosed pursuant to Item 404 of Regulation S-K under the 1933 Act; or

(f)    amend, alter or repeal any provision of the Articles of Incorporation or Bylaws of the Corporation in a manner that adversely affects the special rights, powers and preferences of the Preferred Stock.

(9)    Vote to Change the Terms of or Issue Preferred Shares; Amendment. In addition to any other rights provided by law, except where the vote or written consent of the holders of a greater number of shares is required by law or by another provision of the Articles of Incorporation, without first obtaining the affirmative vote at a meeting duly called for such purpose or the written consent without a meeting of the holders of a majority of the outstanding Preferred Shares, the Company shall not effect (a) any change to this Certificate of Designations or the Company’s Articles of Incorporation that would amend, alter, change, repeal or otherwise affect any of the powers, designations, preferences and rights of the Preferred Shares, or (b) any issuance of Preferred Shares other than pursuant to the Securities Purchase Agreement.

(10)    Lost or Stolen Certificates. Upon receipt by the Company of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of any certificates representing the Preferred Shares, and, in the case of loss, theft or destruction, of an indemnification undertaking by the holder to the Company and, in the case of mutilation, upon surrender and cancellation of the Preferred Stock Certificate(s), the Company shall execute and deliver new preferred stock certificate(s) of like tenor and date; provided, however, the Company shall not be obligated to re-issue preferred stock certificates if the holder contemporaneously requests the Company to convert the Preferred Shares represented thereby into shares of Common Stock.

(11)    Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Certificate of Designations shall be cumulative and in addition to all other remedies available under this Certificate of Designations, at law or in equity (including a decree of specific performance and/or other injunctive relief), no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy and nothing herein shall limit a holder’s right to pursue actual damages for any failure by the Company to comply with the terms of this Certificate of Designations. The Company covenants to each holder of Preferred Shares that there shall be no characterization concerning this instrument other than as expressly described herein. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the holder thereof and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder may cause irreparable harm to the holders of the Preferred Shares by vitiating the intent and purpose of the transactions contemplated by this Certificate of Designations and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach by the Company of the provisions of this Certificate of Designations, the holders of the Preferred Shares shall be entitled, in addition to all other available remedies, to seek an injunctive order and/or injunction restraining any breach and requiring immediate compliance, without the necessity of showing economic loss and without any bond or other security being required.

(12)    Payment Set Aside. To the extent that the Company or any of the Subsidiaries makes a payment or payments to the holders of Preferred Shares hereunder or such holders enforce or exercise their rights hereunder, and such payment or payments or the proceeds of such enforcement or exercise or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to the Company or such Subsidiary, by a trustee, receiver or any other Person under any law (including any bankruptcy law, state or federal law, common law or equitable cause of action), then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

(13)    Noncircumvention. The Company hereby covenants and agrees that the Company will not, by amendment of its Articles of Incorporation, Amended and Restated Bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Certificate of Designations, and will at all times in good faith carry out all the provisions of this Certificate of Designations and take all action as may be required to protect the rights of the holders of Preferred Shares hereunder. Without limiting the generality of the foregoing or any other provision of this Certificate of Designations or the other Transaction Documents, the Company (a) shall not increase the par value of any shares of Common Stock receivable upon the conversion of any Preferred Shares above the Conversion Price then in effect, (b) shall take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and non-assessable shares of Common Stock upon the conversion of Preferred Shares and (c) shall, so long as any Preferred Shares are outstanding, take all action necessary to reserve and keep available out of its authorized and unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Preferred Shares, the maximum number of shares of Common Stock as shall from time to time be necessary to effect the conversion of the Preferred Shares then outstanding (without regard to any limitations on conversion contained herein).

(14)    Specific Shall Not Limit General; Construction. No specific provision contained in this Certificate of Designations shall limit or modify any more general provision contained herein. This Certificate of Designations shall be deemed to be jointly drafted by the Company and all holders of Preferred Shares and shall not be construed against any person as the drafter hereof.

(15)    Status of Converted or Redeemed Series A Preferred Stock. Preferred Shares may only be issued pursuant to the Securities Purchase Agreement. If any Preferred Shares shall be converted, redeemed or reacquired by the Company, such shares shall resume the status of authorized but unissued shares of Preferred Stock and shall no longer be designated as Series A Convertible Preferred Stock.

(16)    Jurisdiction; Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Certificate of Designations shall be governed by the internal laws of the State of Minnesota, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Minnesota or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Minnesota. Each party hereby irrevocably submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware and any state appellate court therefrom sitting in New Castle County in the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it in the Securities Purchase Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS CERTIFICATE OF DESIGNATIONS.

(17)    Failure or Indulgence Not Waiver. No failure or delay on the part of a holder of Preferred Shares in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

(18)    Notice. Any and all notices or other communications or deliveries to be provided to the Company hereunder, including, without limitation, any Conversion Notice, shall be in writing and delivered personally, via email or sent by a nationally recognized overnight courier service, addressed to Creative Realities, Inc., at 13100 Magisterial Drive, Suite 102, Louisville, KY 40223, Attention: Richard Mills, email: rick.mills@cri.com, or such other email address or mailing address as the Company may specify for such purposes by notice to the holders. Any and all notices or other communications or deliveries to be provided to a holder hereunder shall be in writing and delivered personally, by email at the email address of such holder appearing on the books of the Company, or if no such email address appears on the books of the Company, sent by a nationally recognized overnight courier service addressed to such holder, at the principal place of business of such holder.

* * * * * *

IN WITNESS WHEREOF, the Company has caused this Certificate of Designations to be signed by Richard Mills, its Chief Executive Officer, as of November 4, 2025.

CREATIVE REALITIES, INC.

By:	/s/ Richard Mills
Name: Richard Mills
Title: Chief Executive Officer

EXHIBIT I

CREATIVE REALITIES, INC.

CONVERSION NOTICE

Reference is made to the Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock (the “Certificate of Designations”). In accordance with and pursuant to the Certificate of Designations, the undersigned hereby elects to convert the number of shares of Series A Convertible Preferred Stock, with a stated value of $1,000 per share (the “Preferred Shares”), of Creative Realities, Inc., a Minnesota corporation (the “Company”), indicated below into shares of Common Stock, par value $0.01 per share (the “Common Stock”), of the Company, by tendering the stock certificate(s) representing the Preferred Shares specified below as of the date specified below.

Date of Conversion:

Number of Preferred Shares to be converted:

Stock certificate no(s). of Preferred Shares to be converted:

Please confirm the following information:

Conversion Price:

Number of shares of Common Stock to be issued:

Please issue the shares of Common Stock in accordance with the terms of the Certificate of Designations as follows:

☐ Deposit/Withdrawal At Custodian (DWAC) system; or
☐ Physical Certificate; or
☐ Direct Registration System (DRS)

Issue to:

Address (for delivery of physical certificate or DRS statement, as applicable):

Email Address:

DTC Participant Number and Name (if through DWAC):

Account Number (if through DWAC):

ACKNOWLEDGMENT

The Company hereby acknowledges this Conversion Notice and hereby directs Computershare Trust Company, N.A. to issue the above indicated number of shares of Common Stock in accordance with the Irrevocable Transfer Agent Instructions dated on or about November 5, 2025 from the Company and acknowledged and agreed to by Computershare Trust Company, N.A.

CREATIVE REALITIES, INC.

By:
Name:
Title: